NEWS RELEASE

EVEREST RE GROUP, LTD.

Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contacts

Media: Dane  Lopes                                                                  Investors: Jon Levenson

Group Head of Marketing &  Communications                            Head of Investor Relations

Everest Global Services,  Inc.                                                     Everest Global Services, Inc.

203.388.3977                                                                           908.604.3169

For Immediate Release

Everest Announces Estimated Third Quarter 2020 Catastrophe Losses

HAMILTON, Bermuda -- (BUSINESS WIRE) – October 22, 2020 – Everest Re Group, Ltd. (“Everest” or the “Company”) announced today estimated third quarter 2020 catastrophe losses.

Everest is estimating pre-tax net catastrophe losses in the amount of $300 million, net of reinsurance and reinstatement premiums. The estimate includes the impact of Hurricanes Laura, Isaias and Sally, wildfires in California and Oregon, and other events including the Midwest United States Derecho windstorm.

Juan C. Andrade, Everest CEO commented:

“Our thoughts and sympathies go out to all those affected by these recent catastrophe events. Everest provides meaningful capacity and valuable solutions to our customers, helping communities rebuild when events such as these take place. Despite the industry catastrophe losses during the quarter, Everest expects to report significant net income and positive net operating income for the third quarter of 2020, a reflection of the strength and diversification of our business.”

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market and investment income fluctuations, trends in insured and paid losses, catastrophes, pandemic, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Everest Re Group, Ltd.

Everest Re Group, Ltd. (“Everest”) is a leading global provider of reinsurance and insurance, operating for close to 50 years through subsidiaries in the U.S., Europe, Singapore, Canada, Bermuda, and other territories.

Everest offers property, casualty, and specialty products through its various operating affiliates located in key markets around the world.

Everest common stock (NYSE:RE) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestre.com. All issuing companies may not do business in all jurisdictions.

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The Company generally uses operating income, a non-GAAP financial measure, to evaluate its performance.  Operating income consists of net income (loss) excluding after-tax net realized capital gains (losses) and after-tax net foreign exchange income (expense).